Exhibit 10.1

CREDIT AGREEMENT

dated as of December 5, 2013

among

ADVANCE AUTO PARTS, INC., as Parent

ADVANCE STORES COMPANY, INCORPORATED, as Borrower,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

SUNTRUST ROBINSON HUMPHREY, INC. AND

WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers and Joint Bookrunners

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

SUNTRUST ROBINSON HUMPHREY, INC. AND

WELLS FARGO SECURITIES, LLC

as Syndication Agents

HSBC BANK USA, N.A. AND

U.S. BANK NATIONAL ASSOCIATION,

as Documentation Agents

i

(cont’d)

(cont’d)

SCHEDULES:

Schedule 1.01	—	Letters of Credit
Schedule 2.01	—	Commitments
Schedule 3.06	—	Disclosed Matters
Schedule 3.12	—	Subsidiaries
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.06	—	Existing Restrictions

(cont’d)

Page

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Guarantee Agreement
Exhibit C	—	Form of Opinion of Counsel for the Loan Parties

CREDIT AGREEMENT dated as of December 5, 2013, among ADVANCE AUTO PARTS, INC., ADVANCE STORES COMPANY, INCORPORATED, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Company” means General Parts International, Inc., a North Carolina corporation.

“Acquired Company Letters of Credit” means, from and after the Acquisition Date, all letters of credit previously issued for the account of the Acquired Company or any of its Subsidiaries by issuing banks that have become a party to this Agreement as Issuing Banks for purposes of such letters of credit, provided that such letters of credit (a) are outstanding as of the Acquisition Date and (b) are listed on a supplement to Schedule 1.01 delivered to the Administrative Agent, together with copies of such letters of credit, at least five Business Days prior to the Acquisition Date.

“Acquired Company Material Adverse Effect” means any effect, event, fact, development, circumstance or change that, individually or in the aggregate, is or would reasonably be expected to (a) be materially adverse to the business, assets, liabilities, operations, operating results or financial condition of the Acquired Company and its Subsidiaries, taken as a whole, or (b) prevent or materially delay or materially impair the ability of the Acquired Company to timely consummate the Transactions (as defined in the Acquisition Agreement) other than, in the case of clause (a), any effect or change resulting from or relating to: (i) general business or economic conditions, or general business or economic conditions affecting the industries in which the Acquired Company and its Subsidiaries operate, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets in the United States or in any other country in which the Acquired Company and its Subsidiaries operate (including any disruption thereof and any decline in the price of any security or any market index), (iv) the taking of any action expressly required by the Acquisition Agreement or the other Transaction Documents (as defined in the Acquisition Agreement), (v) the announcement or pendency of the Transactions (as defined in the Acquisition Agreement), solely to the extent permitted by the

Acquisition Agreement, (vi) any failure by the Acquired Company to meet projections or forecasts or revenue or earnings predictions (except that the underlying facts, events or circumstances causing or contributing to such failure shall be taken into account in determining whether an Acquired Company Material Adverse Effect has or would reasonably be expected to have occurred unless specifically excluded under a different clause of this definition) and (vii) any change in GAAP or applicable laws after October 15, 2013 (except that, in the case of each of clauses (i), (ii), (iii) and (vii), such effect, event, fact, development, circumstance or change shall be taken into account when determining whether an Acquired Company Material Adverse Effect has or would reasonably be expected to have occurred if such effect, event, fact, development, circumstance or change has a materially disproportionate impact on the Acquired Company and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Acquired Company and its subsidiaries operate). References in this definition to the Acquisition Agreement mean the Acquisition Agreement as in effect on October 15, 2013.

“Acquisition” means the acquisition by Parent and the Borrower of all the issued and outstanding equity interests of the Acquired Company as provided in and in accordance with the Acquisition Agreement, pursuant to which Merger Sub will merge with and into the Acquired Company, with the Acquired Company being the surviving entity of such merger and, after giving effect thereto, a direct wholly-owned subsidiary of the Borrower and an indirect wholly owned subsidiary of Parent.

“Acquisition Agreement” means the Agreement and Plan of Merger dated as of October 15, 2013, by and among Parent, Merger Sub, the Acquired Company and the Shareholder Representative, as amended, restated, supplemented or otherwise modified from time to time (but without giving effect to any amendments, restatements, supplements or other modifications thereto or any waivers or consents thereunder that are adverse in any material respect to the Lenders).

“Acquisition Agreement Disclosure Schedules” means the Disclosure Schedules prepared and delivered as part of the Acquisition Agreement to the Arrangers and the Administrative Agent on October 15, 2013.

“Acquisition Date” means the date on which the Acquisition is consummated.

“Adjusted Consolidated Net Income” means, for any period, net income or loss of Parent and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, provided that, without duplication, (a) there shall be excluded (i) the income of any Person in which any other Person (other than the Borrower or any of the Subsidiaries or any director holding qualifying shares in compliance with applicable law) has a joint interest, except such income shall be included to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of the Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any of the Subsidiaries or the date that Person’s assets are acquired by the Borrower or any of the Subsidiaries, (iii) the cumulative effect for such period of any changes in accounting principles and (iv) gains and losses from, or incurred in connection with, the sale, liquidation or other disposition of assets outside the ordinary course of business and (b) for purposes of calculating the Leverage Ratio and the Consolidated Coverage Ratio, Adjusted Consolidated Net Income shall be determined on a pro forma basis to give effect to any Permitted Acquisitions and any divestitures by the Borrower or any Subsidiary of all or substantially all the assets of, or all the Equity Interests in, a Person or division or line of business of a Person occurring during such period as if such transactions had occurred on the first day of such period.

“Adjusted LIBO Rate” means an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to, with respect to any Eurodollar Borrowing for any Interest Period, (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% per annum and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1% per annum. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on Reuters Screen LIBOR01 Page displaying interest rates for dollar deposits in the London interbank market (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as reasonably determined by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, on such day for deposits in dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to Parent, the Borrower and their Subsidiaries concerning or relating to bribery or corruption.

“Applicable Percentage” means, at any time, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Revolving Lender’s Revolving Commitment at such time; provided that for purposes of Section 2.21, if any Defaulting Lender exists at such time, the Applicable Percentages shall be calculated disregarding such Defaulting Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, (a) with respect to any Revolving Loan that is an ABR Loan or Eurodollar Loan or with respect to facility fees payable under Section 2.12(a), as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Facility Fee Rate”, as the case may be, based upon the Ratings by S&P and Moody’s, respectively, applicable on such day:

Index Debt Ratings	ABR Spread	Eurodollar Spread	Facility Fee Rate
Category 1 Equal to or greater than BBB+/Baa1	0.00%	1.00%	0.125%
Category 2 Equal to or greater than BBB/Baa2	0.10%	1.10%	0.15%
Category 3 Equal to or greater than BBB-/Baa3	0.30%	1.30%	0.20%
Category 4 Equal to or greater than BB+/Ba1	0.45%	1.45%	0.30%
Category 5 Lower than BB+/Ba1	0.85%	1.85%	0.40%

and (b) with respect to any Term Loan that is an ABR Loan or Eurodollar Loan or with respect to commitment fees payable under Section 2.12(b), as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee”, as the case may be, based upon the Ratings by S&P and Moody’s, respectively, applicable on such day:

Index Debt Ratings	ABR Spread	Eurodollar Spread	Commitment Fee
Category 1 Equal to or greater than BBB+/Baa1	0.125%	1.125%	0.125%
Category 2 Equal to or greater than BBB/Baa2	0.25%	1.25%	0.15%
Category 3 Equal to or greater than BBB-/Baa3	0.50%	1.50%	0.20%
Category 4 Equal to or greater than BB+/Ba1	0.75%	1.75%	0.30%
Category 5 Lower than BB+/Ba1	1.25%	2.25%	0.40%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a Rating (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such rating agency shall be deemed to have established a Rating in Category 5; (ii) if the Ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two Ratings unless one of the two Ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two Ratings; and (iii) if the Ratings established or deemed to have been established by Moody’s and S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Rate apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of Ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the Rating most recently in effect prior to such change or cessation.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Arrangers” means J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC, each in its capacity as joint lead arranger in respect of the credit facility established hereunder.

“Assessment Rate” means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as “well-capitalized” and within supervisory subgroup “B” (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Advance Stores Company, Incorporated, a Virginia corporation.

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means at any time, (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person other than Parent of any shares of capital stock of the Borrower; (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of Rule 13d-5 under the United States Securities and Exchange Act of 1934 in effect on the date hereof), of shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Parent; or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of Parent by Persons who were not Continuing Directors.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans or Revolving Loans, (b) any Commitment, refers to whether such Commitment is a Term Commitment or a Revolving Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means a Revolving Commitment, a Term Commitment, an Incremental Revolving Commitment, or any combination thereof (as the context requires).

“Consolidated Adjusted Funded Debt” means, on any date, the sum of (a) Total Debt as of such date and (b) the product of (i) Consolidated Rent Expense for the period of four consecutive fiscal quarters of Parent most recently ended as of such date (or, if such date is not the last day of a fiscal quarter, then most recently ended prior to such date) multiplied by (ii) 6.00.

“Consolidated Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDAR for such period to (b) the sum of Consolidated Interest Expense plus Consolidated Rent Expense for such period.

“Consolidated EBITDA” means, for any period, Adjusted Consolidated Net Income for such period, plus, without duplication and to the extent deducted from revenues in determining Adjusted Consolidated Net Income, the sum of (a) Consolidated Interest Expense for such period, (b) the aggregate amount of letter of credit fees accrued during such period, (c) the aggregate amount of income tax expense for such period, (d) all depreciation and amortization expense for such period, (e) fees and expenses incurred in connection with the Transactions during such period and (f) other non-cash charges for such period (excluding any non-cash charges that constitute accruals of or reserves for future cash payments or write-downs or write-offs of inventory or accounts receivable), and minus, without duplication and to the extent included in calculating Adjusted Consolidated Net Income for such period, (i) all non-cash gains during such period, (ii) gains on the sales of assets outside of the ordinary course of business and gains from discontinued operations, (iii) gains on the retirement of debt identified in the consolidated statement of cash flows of the Parent and its consolidated Subsidiaries and (iv) any other nonrecurring or non-cash income, all as determined on a consolidated basis with respect to Parent and its Subsidiaries in accordance with GAAP. Consolidated EBITDA shall be determined on a pro forma basis to give effect to any Material Specified Transaction occurring during such period as if each such Material Specified Transaction had occurred on the first day of such period. Notwithstanding anything to the contrary contained herein, (x) for purposes of determining Consolidated EBITDA for any period that includes any of the fiscal quarters ended December 29, 2012, April 20, 2013, July 13, 2013 or October 5, 2013, Consolidated EBITDA for such quarter shall be $197,188,903, $313,132,148, $312,605,965 and $280,869,875,

respectively, and (y) Consolidated EBITDA for the fiscal quarter ending on or about December 31, 2013 shall be determined in a manner consistent with the historical consolidated financial statements of Parent and the Acquired Company giving effect to pro forma adjustments consistent with the pro forma adjustments used to prepare the Pro Forma Financial Statements.

“Consolidated EBITDAR” means, for any period, the sum of Consolidated EBITDA for such period plus Consolidated Rent Expense for such period.

“Consolidated Interest Expense” means, for any period, the interest expense of Parent and its Subsidiaries for such period (including commissions, discounts, yield and other fees and charges incurred in connection with Securitization Transactions which are payable to any Person other than a Loan Party, and any other amounts comparable to or in the nature of interest under any Securitization Transaction, including losses on the sale of assets relating to any receivables securitization transaction accounted for as a “true sale”), determined on a consolidated basis in accordance with GAAP, less, to the extent included in interest expense, the amortization during such period of debt issuance and deferred financing costs, commissions and fees. Consolidated Interest Expense shall be determined on a pro forma basis to give effect to any Material Specified Transaction occurring during such period as if such transactions had occurred on the first day of such period.

“Consolidated Net Income” means, for any period, net income or loss of Parent and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Rent Expense” means, for any period, the rental expense attributable to leases of real property that is deducted in determining Adjusted Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP. Consolidated Rent Expense shall be determined on a pro forma basis to give effect to any Material Specified Transaction occurring during such period as if such transactions had occurred on the first day of such period.

“Continuing Directors” means the directors of Parent on the Closing Date and each other director, if, in each case, such other director’s nomination for election or appointment to the board of directors of Parent is approved by a majority of the then Continuing Directors.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Administrative Agent, each Issuing Bank, the Swingline Lender and each other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and, if applicable, participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Deferred Compensation Obligations” means a non-qualified deferred compensation plan that allows executives of the Borrower and the Subsidiaries to defer receipt of specified portions of base and bonus earnings each calendar year. Deferrals are maintained as a liability, along with assets owned by the Borrower, in a trust owned by the Borrower.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06 (as supplemented pursuant to Section 9.02).

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia (other than (a) any direct or indirect Subsidiary of Parent that is a “controlled foreign corporation” within the meaning of Section 957 of the Code (each such Subsidiary, a “CFC”) and (b) any direct or indirect Subsidiary of Parent that has no material assets other than Equity Interests in one or more direct or indirect non-U.S. Subsidiaries that are CFCs).

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Parent, the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or any warrants, options or other rights to acquire such interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) a failure by any Plan to meet the minimum funding standards within the meaning of Section 412 of the Code or Section 302 of ERISA applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Margin Stock” means any shares of capital stock of Parent that constitute “margin stock” within the meaning of Regulation U of the Board and are held as treasury stock by Parent.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the recipient is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a) and (d) any withholding taxes under FATCA.

“Existing Credit Agreement” means the Credit Agreement dated as of May 27, 2011, among Parent, the Borrower, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing Letters of Credit” means all letters of credit outstanding under the Existing Credit Agreement as of the Effective Date and listed on Schedule 1.01.

“Existing Parent Notes” means Parent’s 5.75% Senior Unsecured Notes due May 1, 2020, and 4.50% Senior Unsecured Notes due January 15, 2022.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, vice president of finance, principal accounting officer, treasurer or controller of Parent or the Borrower, as applicable.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Agreement” means the Guarantee Agreement, substantially in the form of Exhibit B, made by Parent and the Subsidiaries parties thereto in favor of the Administrative Agent for the benefit of the Lenders.

“Guarantee Requirement” means, at any time, the requirement that (a) the Guarantee Agreement (or a supplement thereto) shall have been executed by Parent and each Material Subsidiary (other than an SPE Subsidiary), shall have been delivered to the Administrative Agent and shall be in full force and effect and (b) as to each Material Subsidiary (other than an SPE Subsidiary) that shall become a party to the Guarantee Agreement after the Effective Date, the Administrative Agent shall have received documents comparable to those delivered under paragraphs (b), (c) and (e) of Section 4.01 with respect to Subsidiaries party to such Guarantee Agreement on the Effective Date. Notwithstanding anything in this definition or in Section 4.01 or 5.10 to the contrary, the Guarantee Requirement insofar as it relates to the Acquired Company and its Subsidiaries that constitute Material Subsidiaries hereunder shall not be required to be satisfied on the Acquisition Date, but shall be satisfied no later than 30 days following the Acquisition Date (or such later date as may be reasonably agreed to by the Administrative Agent).

“Hazardous Materials” means all explosive or radioactive substances or wastes, all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accounts payable incurred in the ordinary course of business that are not overdue by more than 90 days, (ii) Deferred Compensation Obligations and (iii) any earnout obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and such obligation is not paid by or on behalf of such Person after becoming due and payable), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; and (j) the principal amount in respect of any Securitization Transactions. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of any Indebtedness described in clause (f) above shall be limited to the maximum amount payable under the applicable Guarantee of such Person if such Guarantee contains limitations on the amount payable thereunder. The amount of Indebtedness of any Person referred to in clause (e) shall be deemed to equal the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered by the Lien securing such Indebtedness, as determined by such Person in good faith.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of Parent that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information Memorandum” means the Confidential Information Memorandum dated October 23, 2013 relating to the Borrower and the Transactions.

“Insignificant Subsidiaries” means, as of any day, Subsidiaries (a) the combined total assets of which are less than 5% of the consolidated total assets of Parent as of the last day of the most recent fiscal quarter of Parent in respect of which financial statements have been delivered pursuant to Section 5.01 (or, prior to the first delivery of any such financial statements, as of the last day of the fiscal quarter of Parent ended October 5, 2013), (b) the combined net income of which is less than 5% of the consolidated net income of Parent for the most recent period of four consecutive fiscal quarters of Parent ended on or prior to such date in respect of which financial statements have been delivered pursuant to Section 5.01 (or, prior to the first delivery of any such financial statements, for the period of four consecutive fiscal quarters of Parent ended October 5, 2013) and (c) the combined revenues of which are less than 5% of the consolidated revenues of Parent for the most recent period of four consecutive fiscal quarters of Parent ended on or prior to such date in respect of which financial statements have been delivered pursuant to Section 5.01 (or, prior to the first delivery of any such financial statements, for the period of four consecutive fiscal quarters of Parent ended October 5, 2013). For purposes of this definition, upon the consummation of the Acquisition, the combined or consolidated total assets, net income and revenues of Parent or any Subsidiary as of any date prior to, or for any period that commenced prior to, the Acquisition Date shall be determined on a pro forma basis to give effect to the Acquisition and the other Transactions to occur on the Acquisition Date and determined by reference to the Pro Forma Financial Statements.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent agreed to by all Lenders, twelve months or a number of days that is less than one month) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period (other than an Interest Period of less than one month) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means at any time one or more of (a) JPMorgan Chase Bank, N.A., (b) Bank of America, N.A., (c) Wells Fargo Bank, N.A., (d) solely in respect of any Existing Letters of Credit or Acquired Company Letters of Credit, the Person that is the issuer thereof or (e) any other Lender that agrees with the Administrative Agent and the Borrower to become an issuer of Letters of Credit hereunder. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lead Arrangers” means the financial institutions identified as “Joint Lead Arrangers and Joint Bookrunners” on the cover page hereof.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an agreement executed and delivered in accordance with Section 2.20, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement. Each Existing Letter of Credit will be deemed to constitute a Letter of Credit for all purposes under the Loan Documents as though each Existing Letter of Credit had been issued hereunder on the Effective Date for the account of the Borrower, and, if the Acquisition has been consummated on or prior to the Outside Date, each Acquired Company Letter of Credit will be deemed to constitute a Letter of Credit for all purposes under the Loan Documents as though each Acquired Company Letter of Credit had been issued hereunder on the Acquisition Date for the account of the Borrower.

“Leverage Ratio” means, on any date, the ratio of (a) Consolidated Adjusted Funded Debt as of such date to (b) Consolidated EBITDAR for the period of four consecutive fiscal quarters of Parent most recently ended as of such date (or, if such date is not the last day of a fiscal quarter, then most recently ended prior to such date), all determined on a consolidated basis in accordance with GAAP.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the British Bankers Association (or any other Person that takes over the administration of such rate) for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the promissory notes, if any, executed and delivered pursuant to Section 2.09(e), the documents, if any, executed and delivered pursuant to Section 2.20 and the Guarantee Agreement.

“Loan Parties” means Parent, the Borrower, and any Subsidiary that Guarantees the Obligations.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority in Interest”, when used in reference to Lenders of either Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Exposure and the unused Revolving Commitments at such time and (b) in the case of the Term Lenders, Lenders holding outstanding Term Loans and unused Term Commitments representing more than 50% of the aggregate principal amount of all Term Loans outstanding and unused Term Commitments at such time; provided that the Revolving Exposures, outstanding Term Loans and unused Revolving Commitments or Term Commitments of Defaulting Lenders shall not be included for purposes of determining “Majority in Interest” of the applicable Class.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of Parent, the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents to which they are party or (c) the rights of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Parent, the Borrower and their Subsidiaries in an aggregate principal amount exceeding $75,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Parent, the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Parent, the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Specified Transaction” means any Permitted Acquisition, investment or divestiture of assets by the Borrower or any of its Subsidiaries for an aggregate consideration or with a fair market value, as applicable, of at least $25,000,000.

“Material Subsidiary” means, as of any day, any Domestic Subsidiary (a) the total assets of which equal 5% or more of the consolidated total assets of Parent and its Domestic Subsidiaries as of the last day of the most recent fiscal quarter of Parent in respect of which financial statements have been delivered under Section 5.01 (or, prior to the first delivery of any such financial statements, as of the last day of the fiscal quarter of Parent ended October 5, 2013), (b) the net income of which equals 5% or more of the consolidated net income of Parent and its Domestic Subsidiaries for the most recent period of four consecutive fiscal quarters of Parent ended on or prior to such date in respect of which financial statements have been delivered under Section 5.01 (or, prior to the first delivery of any such financial statements, for the period of four consecutive fiscal quarters of Parent ended October 5, 2013) or (c) the revenues of which equal 5% or more of the consolidated revenues of Parent and its Domestic Subsidiaries for the most recent period of four consecutive fiscal quarters of Parent ended on or prior to such date in respect of which financial statements have been delivered under Section 5.01 (or, prior to the first delivery of any such financial statements, for the period of four consecutive fiscal quarters of Parent ended October 5, 2013); provided that if the combined total assets, combined net income or combined revenues of all Domestic Subsidiaries that under clauses (a), (b) and (c) above would not constitute Material Subsidiaries shall exceed 10% of the consolidated total assets of Parent and its Domestic Subsidiaries, 10% of the consolidated net income of Parent and its Domestic Subsidiaries or 10% of the consolidated revenues of Parent and its Domestic Subsidiaries, as applicable, then one or more of such excluded Domestic Subsidiaries as designated by Parent in a writing delivered to the Administrative Agent no more than 30 days after the date of determination pursuant to this definition that such excess exists shall for all purposes of this Agreement be deemed to be Material Subsidiaries, until such excess shall have been eliminated. For purposes of this definition, (i) the total assets, net income and revenues of a Domestic Subsidiary shall be determined on an unconsolidated basis, (ii) the consolidated total assets, consolidated net income and consolidated revenues of Parent and its Domestic Subsidiaries shall be determined without consolidating Foreign Subsidiaries and (iii) upon the consummation of the Acquisition, the total assets, net income and revenues of a Domestic Subsidiary or of Parent and its Domestic Subsidiaries, on a consolidated basis, as of any date prior to, or for any period that commenced prior to, the Acquisition Date shall be determined on a pro forma basis to give effect to the Acquisition and the other Transactions to occur on the Acquisition Date and shall be determined by reference to the Pro Forma Financial Statements.

“Maturity Date” means the Revolving Maturity Date or the Term Maturity Date, as the context requires.

“Merger Sub” means Generator Purchase, Inc., a wholly-owned subsidiary of the Borrower.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Parent Notes” means $450,000,000 of senior unsecured notes of Parent issued to provide funds required to complete the Acquisition and the Refinancing Transactions.

“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Obligations” has the meaning set forth in the Guarantee Agreement.

“Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Outside Date” means 5:00 p.m., New York City time, on January 15, 2014 (or, if the Termination Date (as defined in the Acquisition Agreement) shall have been automatically extended as provided in Section 9.1(b) of the Acquisition Agreement, April 15, 2014).

“Parent” means Advance Auto Parts, Inc., a Delaware corporation.

“Parent Debt Securities” means unsecured debt securities issued by Parent in the capital markets, including, for the avoidance of doubt, the Existing Parent Notes and New Parent Notes.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any acquisition (other than the Acquisition) by the Borrower or a Subsidiary of the Borrower of all or substantially all the assets of, or all the Equity Interests in, a Person or division, line of business or business unit of a Person if, immediately after giving effect thereto, (a) no Default has occurred and is continuing or would result therefrom, (b) all transactions related thereto are consummated in accordance with applicable laws, (c) at least 50.1% of the Equity Interests of any Subsidiary formed for the purpose of or resulting from such acquisition shall be owned directly by the Borrower or a Subsidiary of the Borrower, (d) in the case of any such acquisition for an aggregate consideration in excess of $75,000,000, the Parent and its Subsidiaries are in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants contained in Sections 6.08 and 6.09 recomputed as of the last day of the most recently ended fiscal quarter of the Parent for which financial statements have been delivered under Section 5.01 (or, prior to the first delivery of any such financial statements, as of the end of or for the period of four consecutive fiscal quarters of Parent ended October 5, 2013), as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms, and assuming that any Revolving Loans borrowed in connection with such acquisition are repaid with excess cash balances when available) had occurred on the first day of each relevant period for testing such compliance and (e) in the case of any such acquisition for an aggregate consideration in excess of $75,000,000, the Borrower has delivered to the Administrative Agent an officers’ certificate to the effect set forth in clauses (a), (b), (c) and (d) above, together with all relevant financial information for the Person or assets to be acquired to the extent such financial information would otherwise be required to be delivered pursuant to Section 5.01.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes or government assessments that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits (and, to the extent securing a trade contract or indemnity bond, Liens on assets to which such contract or bond relates) to secure the performance of bids, trade contracts, governmental contracts, leases, statutory obligations, surety, stay, customs, indemnity and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not interfere with the ordinary conduct of business of Parent or any Subsidiary;

(g) any interest or title of a lessor under any lease that is limited to the property subject to such lease;

(h) unperfected Liens of any vendor on inventory sold by such vendor securing the unpaid purchase price of such inventory, to the extent such Liens are stated to be reserved in such vendor’s sale documents (and not granted by separate agreement of the Borrower or any Subsidiary);

(i) Liens arising in the ordinary course of business of Parent and its Subsidiaries, which (i) do not secure monetary obligations and (ii) do not, individually or in the aggregate, materially detract from the value of the affected assets or materially impair the use thereof in the operation of the business Parent and its Subsidiaries;

(j) sales of accounts receivable or promissory notes to factors or other third parties in the ordinary course of business for purposes of collection (but not as part of a securitization or other financing transaction);

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; and

(l) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating from S&P of A1 or higher or from Moody’s of P1 or higher;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) investments in money market or mutual funds substantially all the assets of which are comprised of securities of the types described in any of clauses (a) through (d) above; and

(f) corporate notes and corporate bonds or municipal securities which includes variable rate demand notes and auction rate municipals, assigned a credit rating from S&P of A2 or higher or from Moody’s of A or higher.

“Permitted Refinancing” means, with respect to any Person, any refinancing, refunding, renewal or extension of any Indebtedness of such Person (the “Original Indebtedness” and, the Indebtedness resulting from any Permitted Refinancing of any Original Indebtedness, the “Refinancing Indebtedness”); provided that (a) the principal amount (or accreted value, if applicable) of the Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Original Indebtedness except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees, expenses commissions, tender premiums and underwriting discounts, reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (b) (i) the stated final maturity the Refinancing Indebtedness is equal to or later than the stated final maturity date of the Original Indebtedness, (ii) in the case of any amortizing Refinancing Indebtedness, the weighted average life to maturity of the Refinancing Indebtedness is equal to or greater than the remaining weighted average life to maturity of the Original Indebtedness at the time and (iii) the stated final maturity the Refinancing Indebtedness is not subject to any conditions that could result in such stated final maturity occurring on a date that precedes the stated final maturity of the Original Indebtedness (except upon the occurrence of an event of default or a change in control or as and to the extent such acceleration of the stated final maturity thereof would have been required pursuant to the terms of the Original Indebtedness); (c) the Refinancing Indebtedness is not required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of the Original Indebtedness) prior to the earlier of (i) the stated final maturity of the Original Indebtedness and (ii) the date 91 days after the latest Maturity Date in effect on the date of such Permitted Refinancing; (d) the Refinancing Indebtedness does not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of the Original Indebtedness, and shall not constitute an obligation of the Borrower or Parent if the Borrower or Parent shall not have been an obligor in respect of such Original Indebtedness, and, in each case, shall constitute an obligation of such Subsidiary or of the Borrower or Parent only to the extent of their obligations in respect of the Original Indebtedness; (e) if the Original Indebtedness shall have been subordinated to the Obligations, the Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders than the Original Indebtedness was so subordinated; (f) the Refinancing Indebtedness is not secured by any Lien on any asset other than any assets that secured the Original Indebtedness (or would have been required to secure the Original Indebtedness pursuant to the terms thereof) and (g) at the time of and after giving effect to such Permitted Refinancing, no Event of Default shall have occurred and be continuing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, sponsored, maintained or contributed to by the Borrower or any ERISA Affiliate.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Financial Statements” has the meaning assigned to such term in Section 4.02(l).

“Rating” means (a) the rating by the applicable rating agency of the Index Debt or (b) in the absence of Index Debt, the “corporate rating” or “corporate family rating” or the equivalent applicable to Parent by the applicable rating agency.

“Refinancing Transactions” means the repayment of the following Indebtedness of the Acquired Company and the termination of all related lending commitments and Guarantees: (a) all indebtedness outstanding under the unsecured Credit Agreement dated as of December 16, 2010, with Bank of America, N.A. as administrative agent, (b) the 8.48% unsecured notes payable to institutional investors due November 1, 2016, (c) the 9.09% unsecured notes payable to institutional investors due July 31, 2017, (d) the 9.57% unsecured notes payable to institutional investors due July 2020, (e) the 8.77% and 8.08% unsecured notes payable to institutional investors due July 2013 and (f) the 6%-9% unsecured notes payable to former shareholders for redemption of stock, payable at various dates to October 2020.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Revolving Commitments or Term Commitments representing more than 50% of the sum of the total Revolving Exposures, outstanding Term Loans and unused Revolving Commitments and Term Commitments at such time; provided that the Revolving Exposures, outstanding Term Loans and unused Revolving Commitments or Term Commitments of Defaulting Lenders shall not be included for purposes of determining “Required Lenders”.

“Revolver Acquisition Funding Amount” means $500,000,000.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption or agreement executed in accordance with Section 2.20 pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $1,000,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to clause (b) or (c) of Section 2.01.

“Revolving Maturity Date” means the fifth anniversary of the Effective Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Leaseback” has the meaning assigned to such term in Section 6.07.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.

“Securitization Transaction” means any arrangement under which the Borrower or any other Subsidiary transfers, once or on a revolving basis, without recourse (except for indemnities and representations customary for securitization transactions and except for the retention of risk in an amount and form required by applicable laws and regulations or as is customary for a similar type of transaction) involving one or more “true sale” transactions, accounts receivable or interests therein and related assets customarily transferred in connection with securitization transactions (a) to a trust, partnership, corporation, limited liability company or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or successor transferee of Indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests therein, or (b) directly to one or more investors or other purchasers. The “amount” or “principal amount” of any Securitization Transaction shall be deemed at any time to be the aggregate principal or stated amount of the Indebtedness or other securities referred to in the first sentence of this definition or, if there shall be no such principal or stated amount, the uncollected amount of the accounts receivable or interests therein transferred pursuant to such Securitization Transaction, net of any such accounts receivable or interests therein that have been written off as uncollectible.

“Shareholder Representative” means Shareholder Representative Services LLC.

“SPE Subsidiary” means any Subsidiary formed solely for the purpose of, and that engages only in, one or more Securitization Transactions.

“Specified Borrower Representations” means the representations and warranties set forth in Sections 3.01, 3.02, 3.03 (but (i) excluding clauses (a) and (d) thereof, (ii) limited, in the case of clause (c) thereof, to the Existing Parent Notes and (iii) except insofar as the representations in such Section 3.03 relate to the charter, by-laws or other organizational documents of Parent, the Borrower or any of their Subsidiaries, only to the extent a breach of such representations and warranties would reasonably be expected to result in a Material Adverse Effect), 3.07(b), 3.08 and 3.15.

“Specified Acquired Company Representations” means the representations made by the Acquired Company and the Shareholder Representative in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that Parent, the Borrower or Merger Sub have the right under the Acquisition Agreement not to consummate the Acquisition, or to terminate their obligations under the Acquisition Agreement, as a result of a breach of such representations.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than

50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of Parent or the Borrower, as the context requires. On and after the Acquisition Date, all references herein to Subsidiaries shall include the Acquired Company and its subsidiaries.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent, the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder or any successor in such capacity pursuant to Section 2.04(d).

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Acquisition Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Term Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, as applicable. The initial aggregate amount of the Lenders’ Term Commitments is $700,000,000.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan” means a Loan made pursuant to clause (a) of Section 2.01.

“Term Maturity Date” means the fifth anniversary of the Acquisition Date.

“Total Debt” means, as of the date of determination, an amount equal to all Indebtedness of Parent and its Subsidiaries outstanding on such date excluding (i) Indebtedness described in clauses (e), (f) and (h) of the definition of “Indebtedness” and (ii) any Indebtedness of another Person that is Indebtedness of Parent or a Subsidiary solely by reason of the second sentence of the definition of “Indebtedness”; provided that any letters of credit and letters of guaranty referred to in clause (h) of the definition “Indebtedness” shall not be excluded from Total Debt to the extent issued to support any other obligations constituting Indebtedness.

“Transactions” means the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, the borrowing of the Loans, the use of the proceeds thereof, the issuance of the Letters of Credit hereunder, the consummation of the Acquisition and the Refinancing Transactions.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP; Fiscal Month. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that (a) for purposes of determining compliance with any provision of this Agreement, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, or any successor proposal, (b) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (c) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Parent or any Subsidiary at “fair value”, as defined therein. Except as otherwise provided herein, all references to a fiscal month shall mean any period of four or five calendar weeks used by the Borrower for recording or reporting its interim financial information.

SECTION 1.05. Pro Forma Computations. All pro forma computations required to be made hereunder giving effect to the Acquisition or any Material Specified Transaction shall be calculated after giving pro forma effect thereto and to any other Material Specified Transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation, as if the Acquisition and/or such Material Specified Transaction(s), as applicable, had occurred on the first day of the relevant period, and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness if such Swap Agreement has a remaining term in excess of 12 months).

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees (a) to make a Term Loan to the Borrower on the Acquisition Date in dollars in a principal amount not exceeding its Term Commitment, (b) provided that the Acquisition Date occurs on or prior to the Outside Date, to make a Revolving Loan to the Borrower on the Acquisition Date in dollars in a principal amount that (i) does not exceed its Applicable Percentage of the Revolver Acquisition Funding Amount and (ii) will not result in such Lender’s Revolving Exposure exceeding its Revolving Commitment and (c) to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in dollars in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding its Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow Term Loans and Revolving Loans and may prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $5,000,000; provided that (i) an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments and (ii) an ABR Revolving Borrowing may be in an aggregate amount that is equal to the amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $200,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 8 Eurodollar Borrowings of any Class outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable thereto.

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing or Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Revolving Borrowing or a Term Borrowing;

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000 or

(ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Revolving Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d) Replacement of Swingline Lender. A Swingline Lender may be replaced by any other Revolving Lender at any time that there are no outstanding Swingline Loans by a written agreement among the Administrative Agent, the Borrower and successor Swingline Lender. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Swingline Lender. From and after the effective date of any such replacement, (i) the successor Swingline Lender shall have all the rights and obligations of the Swingline Lender under this Agreement and (ii) references herein to the term “Swingline Lender” shall be deemed to refer to such successor Swingline Lender. After the replacement of the Swingline Lender pursuant to this clause (d), the replaced Swingline Lender shall not be required to make any Swingline Loans. Notwithstanding any provisions to the contrary in Section 9.04, at no time following the replacement of the Swingline Lender pursuant to this clause (d), may the Swingline Lender as of such time make an assignment or assignments the effect of which would be to reduce its Revolving Commitment to zero.

SECTION 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account in dollars, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If there is more than one Issuing Bank, the Borrower may select among the Issuing Banks in connection with the issuance of any Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $300,000,000 and (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided, however, that a Letter of Credit may, if requested by the Borrower, provide by its terms for renewal for successive periods of up to one year each (but not beyond the date set forth in clause (ii) above) unless and until the applicable Issuing Bank shall have delivered a notice of nonrenewal, in accordance with such Letter of Credit, prior to the then expiry thereof to the beneficiary of such Letter of Credit.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the Issuing Bank that is the issuer thereof hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of the receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $100,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Revolving Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for an LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision herein or therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i) Replacement or Additions of Issuing Banks. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent and the successor to such Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(c). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or a Majority in Interest of the Revolving Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of a Majority in Interest of the Revolving Lenders), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k) The Borrower shall deliver to the Administrative Agent, at least five Business Days prior to the Acquisition Date, a supplement to Schedule 1.01 identifying all Acquired Company Letters of Credit. The applicable Issuing Bank shall notify the Administrative Agent of any LC Disbursement or any expiration, termination or renewal of any Existing Letter of Credit or Acquired Company Letter of Credit issued by it.

SECTION 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans of the applicable Class. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections.

(a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of a Majority in Interest of the Lenders of a Class, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing of such Class may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing of such Class shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Term Commitments shall automatically terminate either (x) if the Term Loans are funded on the Acquisition Date, immediately after such funding or (y) if the Acquisition Date and the funding of the Term Loans shall not theretofore have occurred, on the Outside Date and (ii) the Revolving Commitments shall terminate either (x) if the Effective Date has occurred on or prior to the Outside Date, on the Revolving Maturity Date or (y) otherwise, on the Outside Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of either Class; provided that (i) each reduction of the Commitments of a Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the sum of the Revolving Exposures would exceed the total Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of a Class shall be permanent. Each reduction of the Commitments of a Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan of such Revolving Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Term Lender the then unpaid principal of each Term Loan of such Term Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date on which a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or its registered assigns). Notwithstanding the foregoing, no Lender shall transfer a promissory note unless such transfer is simultaneously recorded in the Register as an assignment.

SECTION 2.10. Amortization of Term Loans. (a) Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay outstanding Term Borrowings on the last day of each March, June, September and December, beginning with the first full fiscal quarter to occur after the funding of the Term Loans on the Acquisition Date and ending with the last such day to occur prior to the Term Maturity Date, in an aggregate principal amount for each such date equal to 2.50% of the aggregate principal amount of the Term Borrowings outstanding on the Acquisition Date.

(b) To the extent not previously paid, all outstanding Term Loans shall be due and payable on the Term Maturity Date.

(c) Any prepayment of a Term Borrowing shall be in an amount that would be permitted in the case of an advance of a Term Borrowing as provided in Section 2.02 and shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings as directed by the Borrower.

(d) Prior to any repayment of any Term Borrowings under this Section, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Term Borrowing shall be applied ratably to the Loans included in the repaid Term Borrowing; provided that in the event the Borrower shall not have specified the Borrowing or Borrowings to be repaid, such repayment shall be applied ratably to all Term Loans. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the Borrowing to be prepaid and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, (A) if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08 and (B) a notice of prepayment of Term Borrowings pursuant to paragraph (a) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a facility fee, which shall accrue at the Applicable Rate on the amount of the Revolving Commitment of such Revolving Lender during the period from and including the Closing Date to but excluding the date on which the Revolving Commitments terminate; provided that, if such Lender continues to have any Revolving Exposure after its Revolving Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Revolving Lender ceases to have any Revolving Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Closing Date; provided that any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Term Lender a commitment fee, which shall accrue at the Applicable Rate on the unused amount of the Term Commitment of such Term Lender during the period from and including the Closing Date to but excluding the date on which the Term Commitments terminate. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Term Commitments terminate, commencing on the first such date to occur after the Closing Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as interest on Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate agreed upon by the Borrower and such Issuing Bank on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, (i) in the case of facility fees under paragraph (a) of this Section and participation fees under paragraph (c) of this Section, to the Revolving Lenders entitled thereto and (ii) in the case of commitment fees under paragraph (b) of this Section, to the Term Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans of the applicable Class as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of a Revolving Loan, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the

Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing of either Class:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by a Majority in Interest of the Lenders of such Class that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders of such Class by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders of such Class that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing of such Class to, or continuation of any Borrowing of such Class as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing of such Class, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank;

(B) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(C) subject any Lender or Issuing Bank or the Administrative Agent to any Taxes (other than (A) Taxes on payments made by any Loan Party under this Agreement or (B) Other Taxes), including any interest additions to tax or penalties applicable thereto, on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or any Issuing Bank’s capital or on the capital of such Lender’s or any Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, and, in reasonable detail, the basis therefor, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or an Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or an Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and, in reasonable detail, the basis therefor, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability, and setting forth, in reasonable detail, the basis therefor, delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) (i) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code, the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, any Lender that is a U.S. person (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower (with a copy to the Administrative Agent) on or prior to the date on which such Lender becomes a Lender under this Agreement a properly completed and duly executed Form W-9, or any subsequent versions thereof or successors thereto, and any Foreign Lender shall deliver to the Borrower (with a copy to the Administrative Agent) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable: (1) a properly completed and duly executed Form W-8BEN claiming complete exemption from U.S. Federal withholding tax on payments of interest by the Borrower under this Agreement and the other Loan Documents and a certificate representing that such Foreign Lender is not a bank for purposes of Section 881(c) of the Code, is not a ten-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code, (2) a properly completed and duly executed Form W-8BEN, or any subsequent versions thereof or successors thereto, claiming eligibility for benefits of an income tax treaty to which the United States of America is a party for a complete exemption from or a reduced rate of U.S. Federal withholding tax on payments of interest by the Borrower under this Agreement and the other Loan Documents, (3) a properly completed and duly executed Form W-8ECI, or any subsequent versions thereof or successors thereto, or (4) to the extent a Foreign Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a participating Lender), Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN, certification described in Section 2.17(f)(i)(1), Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner that would be required under this Section 2.17 if such beneficial owner were a Lender, as applicable.

(ii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Solely for purposes of this Section 2.17(f)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Nothing contained in this Section 2.17(g) shall require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16, 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders of any Class or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders of such Class or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders of such Class or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) in the reasonable judgment of such Lender, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Banks and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including, without limitation, any amounts arising under Section 2.16 as a consequence of such repayment), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Increase in Revolving Commitments. (a) The Borrower may, by written notice to the Administrative Agent (which shall promptly deliver a copy to each of the Revolving Lenders), request that the total Revolving Commitments be increased; provided that the total Revolving Commitments shall not be increased by more than $250,000,000 during the term of this Agreement pursuant to this Section. Such notice shall set forth the amount of the requested increase in the total Revolving Commitments and the date on which such increase is requested to become effective (which shall be not less than 10 Business Days or more than 60 days after the date of such notice), and shall offer each Revolving Lender the opportunity to increase its Revolving Commitment by its Applicable Percentage of the proposed increased amount. Each Revolving Lender shall, by notice to the Borrower and the Administrative Agent given not more than 10 days after the date of the Borrower’s notice, either agree to increase its Revolving Commitment by all or a portion of the offered amount (each Revolving Lender so agreeing being an “Increasing Lender”) or decline to increase its Revolving Commitment (and any Revolving Lender that does not deliver such a notice within such period of 10 days shall be deemed to have declined to increase its Revolving Commitment). In the event that, on the 10th day after the Borrower shall have delivered a notice pursuant to the first sentence of this paragraph, the Revolving Lenders shall have agreed pursuant to the preceding sentence to increase their Commitments by an aggregate amount less than the increase in the total Revolving Commitments requested by the Borrower, the Borrower may arrange for one or more banks or other financial institutions (any such bank or other financial institution being called an “Augmenting Lender”), which may include any Revolving Lender, to extend Revolving Commitments or increase their existing Revolving Commitments in an aggregate amount equal to the unsubscribed amount; provided that each Augmenting Lender, if not already a Revolving Lender hereunder, shall be subject to the approval of the Administrative Agent, each Issuing Bank and the Swingline Lender (such approvals not to be unreasonably withheld), and the Borrower and each Augmenting Lender shall execute all such documentation as the Administrative Agent shall reasonably specify to evidence its Revolving Commitment and/or its status as a Revolving Lender hereunder. Any increase in the total Revolving Commitments may be made in an amount which is less than the increase requested by the Borrower if the Borrower is unable to arrange for, or chooses not to arrange for, Augmenting Lenders.

(b) On the effective date (the “Increase Effective Date”) of any increase in the total Revolving Commitments pursuant to this Section 2.20 (the “Commitment Increase”), if any Revolving Loans are outstanding, then (unless the Commitment Increase is being effected by an increase in each Revolving Lender’s Revolving Commitment ratably in accordance with its Applicable Percentage) the Borrower (i) shall prepay all Revolving Loans then outstanding (including all accrued but unpaid interest thereon) and (ii) may, at its option, fund such prepayment by simultaneously borrowing Revolving Loans of the Types and for the Interest Periods specified in a Borrowing Request delivered pursuant to Section 2.03, which Revolving

Loans shall be made by the Revolving Lenders (including the Increasing Lenders and the Augmenting Lenders, if any) ratably in accordance with their respective Revolving Commitments (calculated after giving effect to the Commitment Increase). The payments made pursuant to clause (i) above in respect of each Eurodollar Loan shall be subject to Section 2.16.

(c) Increases and new Commitments created pursuant to this Section 2.20 shall become effective on the date specified in the notice delivered by the Borrower pursuant to the first sentence of paragraph (a) above; provided that the Borrower may, with the consent of the Administrative Agent (such consent not to be unreasonably withheld), extend such date by up to 30 days by delivering written notice to the Administrative Agent no less than two Business Days prior to the date specified in the notice delivered by the Borrower pursuant to the first sentence of paragraph (a) above.

(d) Notwithstanding the foregoing, no increase in the total Revolving Commitments (or in the Revolving Commitment of any Revolving Lender) or addition of an Augmenting Lender shall become effective under this Section unless (i) on the date of such increase, the conditions set forth in paragraphs (a) and (b) of Section 4.03 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower and (ii) the Administrative Agent shall have received (with sufficient copies for each of the Revolving Lenders) documents consistent with those delivered on the Effective Date under clauses (b) and (c) of Section 4.01.

SECTION 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.12(a) or (b);

(b) the Revolving Commitment, Revolving Exposure, Term Commitment and Term Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders or a Majority in Interest of the Lenders of either Class have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification as described in clauses (i), (ii), (iii) and (iv) of Section 9.02(b);

(c) if any Swingline Exposure or LC Exposure exists at the time a Revolving Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) the conditions set forth in Section 4.03 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(c) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(d) if the LC Exposure of the Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(c) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(i) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such LC Exposure) and letter of credit participation fees payable under Section 2.12(c) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(e) so long as a Revolving Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and an Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent of any Revolving Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or an Issuing Bank has actual knowledge that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the applicable Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Revolving Lender, satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Banks each agree that a Defaulting Lender that is a Revolving Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Revolving Lender shall purchase at par such of the Loans of the other Revolving Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Applicable Percentage.

ARTICLE III

Representations and Warranties

Each of Parent and the Borrower represents and warrants to the Lenders on the Effective Date and on each date thereafter as required hereunder that:

SECTION 3.01. Organization; Powers. Each of Parent, the Borrower and their Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each of Parent and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Parent, the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect or (ii) where the failure to obtain such consent or approval or make such registration or filing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of Parent, the Borrower or any of their Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon Parent, the Borrower or any of their Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by Parent, the Borrower or any of their Subsidiaries (other than under the Existing Credit Agreement), and (d) will not result in the creation or imposition of any Lien on any asset of Parent, the Borrower or any of their Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) Parent has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 29, 2012, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended October 5, 2013, certified by one of its Financial Officers. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Parent and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to customary year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above. Upon the delivery thereof as contemplated by Section 4.02(l), the Pro Forma Financial Statements (i) will have been prepared by Parent in good faith, based on the assumptions used to prepare the pro forma consolidated financial statements included in the Information Memorandum (and believed by Parent on the date of delivery thereof to be reasonable) and (ii) will present fairly, in all material respects, the pro forma financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries as of such date and for such period as if the Transactions had occurred on such date or at the beginning of such period, as the case may be.

(b) Except as disclosed in the financial statements referred to above or the notes thereto and except for the Disclosed Matters, none of Parent, the Borrower or their Subsidiaries has or will have, as of the Effective Date, any material contingent liabilities.

(c) Since December 29, 2012, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of Parent, the Borrower and their Subsidiaries, taken as a whole.

SECTION 3.05. Properties. (a) Each of Parent, the Borrower and their Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except where failure to have such good title or valid leasehold interest would not reasonably be expected to result in a Material Adverse Effect.

(b) Each of Parent, the Borrower and their Subsidiaries owns, or is licensed to use, all its trademarks, trade names, copyrights, patents and other intellectual property material to its business, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. The use by each of Parent, the Borrower and their Subsidiaries of any of its trademarks, trade names, copyrights, patents and other intellectual property does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Parent or the Borrower, threatened in writing against or affecting Parent, the Borrower or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

(b) Except for the Disclosed Matters and any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither Parent, the Borrower nor any of their Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability. Notwithstanding anything herein to the contrary, the only representations and warranties in this Agreement with respect to environmental matters will be those set forth in this clause (b).

(c) Since January 1, 2013, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. (a) Each of Parent, the Borrower and their Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

(b) To the extent applicable, Parent, the Borrower and each other Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT Act. None of Parent, the Borrower or any other Subsidiary nor, to the knowledge of any Financial Officer or other executive officer of Holdings or the Borrower, any director, officer, agent, employee or Affiliate of Parent, the Borrower or any other Subsidiary, is currently subject to any United States sanctions administered by OFAC that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.08. Investment Company Status. None of Parent, the Borrower or any of their Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of Parent, the Borrower and their Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Parent, the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11. Disclosure. Parent and the Borrower have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which Parent, the Borrower or any of their Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of either Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading when taken as a whole; provided that, with respect to projected financial information, Parent and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projected financial information was provided (it being understood that such projected financial information relates to future events and is by its nature inherently uncertain and is not to be viewed as fact and no assurances are given that the results reflected in such projected financial information will be achieved and actual results may differ significantly and such differences may be material).

SECTION 3.12. Subsidiaries. Parent does not have any Subsidiaries other than the Borrower and the Borrower’s Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower in, and identifies each Subsidiary of the Borrower that is a Material Subsidiary as of the Effective Date (before giving effect to the Acquisition, if the Effective Date occurs on the Acquisition Date).

SECTION 3.13. [Reserved].

SECTION 3.14. Solvency. (i) With respect to the Effective Date, immediately after giving effect to the consummation of the Transactions to occur on the Effective Date (including the making of each Loan made on such date) and (ii) with respect to the Acquisition Date, immediately after giving effect to the consummation of the Transactions to occur on the Acquisition Date (including the making of each Loan made on such date), in each case, as of such date, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following such date.

SECTION 3.15. Anti-Corruption Laws and Sanctions. Parent and the Borrower have implemented and maintain in effect policies and procedures designed to ensure compliance in all material respects by Parent, the Borrower, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Parent, the Borrower, their Subsidiaries and their respective officers and employees and to the knowledge of Parent and the Borrower their directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Parent, the Borrower, any Subsidiary or to the knowledge of Parent, the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of Parent or the Borrower, any agent of Parent, the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The use of the proceeds of the Borrowings and the Letters of Credit will not violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. Subject to Section 4.02, the obligations of the Lenders to make Revolving Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) the Administrative Agent (or its counsel) shall have received (i) from each party hereto either a counterpart of this Agreement signed on behalf of such party or written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) from Parent and the Domestic Subsidiaries identified on Schedule 3.12 as Material Subsidiaries a counterpart of the Guarantee Agreement signed on behalf of Parent and such Material Subsidiaries or written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of the Guarantee Agreement) that Parent and such Material Subsidiaries have signed a counterpart of the Guarantee Agreement;

(b) the Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Kirkland & Ellis LLP, New York counsel for the Loan Parties, and Williams Mullin, Virginia and Massachusetts counsel for the Loan Parties, substantially in the form of Exhibits C-1 and C-2, respectively, and covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request and are customary for transactions of this type. Parent and the Borrower hereby request such counsel to deliver such opinions;

(c) the Administrative Agent shall have received a certificate of the secretary or an assistant secretary of each Loan Party certifying (i) that attached thereto is a true and complete copy of each organizational document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State (or equivalent Governmental Authority) of the state or jurisdiction of its organization, and a certificate as to the good standing of such Loan Party (to the extent available) as of a recent date, from such Secretary of State, (ii) that attached thereto is a true and complete copy of resolutions or written consent duly authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and (iii) as to the incumbency and specimen signature of each officer of such Loan Party executing any Loan Document;

(d) the Administrative Agent shall have received evidence reasonably satisfactory to it that (i) all commitments under the Existing Credit Agreement shall have been terminated, (ii) all loans and other amounts accrued and owing thereunder shall have been paid and (iii) all letters of credit outstanding thereunder shall have been terminated or shall on the Effective Date have become Existing Letters of Credit;

(e) the Administrative Agent shall have received at least five Business Days prior to the Effective Date such documents and other information as the Administrative Agent and the Lenders may reasonably request to satisfy the requirements of bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(f) the Administrative Agent, the Lead Arrangers and each Lender shall have received all fees and other amounts due and payable by the Borrower on or prior to the Effective Date, to the extent invoiced at least three Business Days prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder; and

(g) the Administrative Agent shall have received a certificate signed by the President, a Vice President or a Financial Officer of the Borrower confirming the satisfaction of the conditions set forth clauses (a) and (b) of Section 4.03; provided that the condition set forth in this clause (g) shall not apply if the Effective Date occurs on the same date as the Acquisition Date and the only Loans made on the Effective Date are Revolving Loans made pursuant to clause (b) of Section 2.01 and Term Loans; provided further that, if such certificate is not delivered on the Effective Date, then the Effective Date shall be deemed not to have occurred for purposes of any Letter of Credit to be issued or borrowing of Loans to be made thereafter unless and until such certificate has been delivered.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Revolving Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to the Outside Date (and, in the event such conditions are not so satisfied or waived, the obligations of the Lenders to make Revolving Loans shall terminate in accordance with Section 2.08).

SECTION 4.02. Acquisition Date. The obligations of the Term Lenders to make Term Loans hereunder on the Acquisition Date, and the obligations of the Revolving Lenders to make Revolving Loans on the Acquisition Date pursuant to clause (b) of Section 2.01, shall be subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions, and no other conditions:

(a) the Effective Date shall have occurred;

(b) the Administrative Agent shall have received a duly executed Borrowing Request;

(c) since June 30, 2013, and except as expressly contemplated by the Acquisition Agreement or as set forth on Section 3.8(a) of the Acquisition Agreement Disclosure Schedules, there shall not have occurred any Acquired Company Material Adverse Effect;

(d) since October 15, 2013, there shall not have occurred any Acquired Company Material Adverse Effect;

(e) the Acquisition shall have been consummated, or substantially concurrently with the making of Term Loans and Revolving Loans on the Acquisition Date shall be consummated, in all material respects pursuant to and on the terms set forth in the Acquisition Agreement, and all conditions precedent therein to the consummation of the Acquisition shall have been satisfied or waived in accordance with the terms thereof, in each case without giving effect to amendments, waivers or consents that are adverse in any material respect to the Lenders and that have not been approved by the Administrative Agent;

(f) the Refinancing Transactions shall have been or shall simultaneously be completed, provided that the Refinancing Transactions referred to in clause (f) of the definition of “Refinancing Transactions” may be completed within 60 days following the Acquisition Date (or such longer period as the Administrative Agent may reasonably agree to);

(g) the Specified Borrower Representations shall be true and correct in all material respects and the Specified Acquired Company Representations shall be true and correct in all respects, in each case on and as of the Acquisition Date, before and after giving effect to the consummation of the Transactions to occur on the Acquisition Date, including any Borrowings to be made on such date and the application of the proceeds thereof;

(h) no Event of Default referred to in any of clauses (a), (b), (g), (h) or (i) of Article VII shall have occurred and be continuing;

(i) The Administrative Agent shall have received a certificate, dated the Acquisition Date and signed by a President, a Vice President or a Financial Officer of the Borrower, confirming that the conditions set forth in clauses (c) through (h) above have been satisfied;

(j) the Lenders shall have received a certificate from a Financial Officer of the Borrower, as to the solvency of the Loan Parties (with such solvency representation being substantially the same as the representation set forth in Section 3.14 (but on a pro forma basis giving effect to the Transactions occurring on or prior to the Acquisition Date);

(k) the Administrative Agent, the Lead Arrangers and each Lender shall have received all unpaid fees and other amounts due and payable by the Borrower on or prior to the Acquisition Date, to the extent invoiced at least three Business Days prior to the Acquisition Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder; and

(l) The Administrative Agent and the Lenders shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Parent and its subsidiaries as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements shall have been delivered pursuant to Section 5.01 (or prior to the first delivery thereof, the most recently completed four-fiscal quarter period ended for which financial statements of Parent have been publicly disclosed prior to the Acquisition Date), prepared after giving effect to the Acquisition and the other Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) on a pro forma basis in accordance with Regulation S-X under the Securities Act (collectively, the “Pro Forma Financial Statements”).

The Administrative Agent shall notify the Borrower and the Lenders of the Acquisition Date. Notwithstanding the foregoing, the obligations of the Lenders to make Term Loans and to make Revolving Loans pursuant to clause (b) of Section 2.01 shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) on or prior to the Outside Date (and, in the event such conditions are not so satisfied or waived, the Term Commitments and the obligations of the Lenders to make Revolving Loans pursuant to clause (b) of Section 2.01 shall terminate in accordance with Section 2.08).

SECTION 4.03. Each Revolving Credit Event. The obligations of the Revolving Lenders to make Revolving Loans on the occasion of any Revolving Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit (other than the obligations of the Revolving Lenders to make Revolving Loans on the Acquisition Date pursuant to clause (b) of Section 2.01), are subject to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than any such representation and warranty that is already qualified by materiality or “Material Adverse Effect” in the text thereof, in which case such representation and warranty shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, and after giving effect thereto, except for representations and warranties expressly made as of an earlier date, which shall be true and correct as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) In the case of any such Borrowing, the Administrative Agent shall have received a duly executed Borrowing Request.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Parent and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of Parent and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. Parent and the Borrower will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of Parent, Parent’s audited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit or other material qualification or exception other than as a result of the pending maturity of the Term Loan, the Revolving Loans, the Existing Parent Notes and/or the New Parent Notes) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Parent, Parent’s consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements (or within three Business Days after any deemed delivery) under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a

Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.08 and 6.09 as of the end of the period covered by such financial statements, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of Parent’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) identifying any Material Subsidiary, or any Subsidiary which the Company has elected to be deemed as a Material Subsidiary, that has not satisfied the Guarantee Requirement;

(d) concurrently with any delivery of financial statements (or within three Business Days after any deemed delivery) under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) as soon as the same are complete, but in no event more that 60 days after the commencement of each fiscal year of Parent, a detailed consolidated budget presented on a quarterly basis for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year) and, promptly when available, any significant revisions of such budget;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Parent, the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by Parent to its shareholders generally, as the case may be;

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Parent, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request;

(h) promptly upon the occurrence of any change of Rating by Moody’s or S&P, a certificate of a Financial Officer setting forth the new Rating, the effective date thereof and, if applicable, notice of any change in the Applicable Rate as a result thereof;

(i) promptly after the same are furnished to the Borrower, copies of any “Management Letter” delivered to Parent and the Borrower by their independent certified public accountants in connection with the delivery of financial statements contemplated by Section 5.01(a) if such Letter discloses any material weaknesses in internal financial controls or other material concerns relating to the financial statements identified by such accountants; and

(j) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

Notwithstanding the foregoing, any financial statements or other reports or filings required to be furnished by Parent and the Borrower pursuant to clause (a), (b) or (f) of this Section 5.01 shall be deemed to have been furnished if Parent or the Borrower has (i) filed the same with the Securities and Exchange Commission via the EDGAR filing system and the same are publicly available and (ii) delivered notice thereof to the Administrative Agent.

SECTION 5.02. Notices of Material Events. Upon Parent or the Borrower obtaining knowledge thereof, Parent and the Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Parent, the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Parent, the Borrower and their Subsidiaries in an aggregate amount exceeding $30,000,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of Parent or the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Each of Parent and the Borrower will, and will cause each of its Subsidiaries to, do or cause to be done (i) all things necessary to preserve, renew and keep in full force and effect its legal existence and (ii) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business except to the extent in the case of clause (ii) that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. Each of Parent and the Borrower will, and will cause each of their Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith (in the case of Tax liabilities or obligations to Government Authorities by appropriate proceedings), (b) Parent, the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties. Each of Parent and the Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Insurance. Each of Parent and the Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies adequate insurance for its insurable properties, all to such extent and against such risks, including fire, casualty and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations.

SECTION 5.07. Books and Records; Inspection and Audit Rights. Each of Parent and the Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each of Parent and the Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender (through the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that the Borrower shall be given the opportunity to be present at any discussion with its independent accountants.

SECTION 5.08. Compliance with Laws. Each of Parent and the Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09. Use of Proceeds and Letters of Credit. (a) The proceeds of the Term Loans and of the Revolving Loans made pursuant to clause (b) of Section 2.01 will be used by the Borrower on the Acquisition Date, together with cash on hand and the proceeds of the issuance of the New Parent Notes, solely to complete the Acquisition, the Refinancing Transactions and the other Transactions and to pay related fees and expenses. The proceeds of the Revolving Loans made pursuant to clause (c) of Section 2.01 and the Swingline Loans will be used solely for working capital and other general corporate purposes, including to prepay all loans under the Existing Credit Agreement outstanding on the Effective Date, and to complete the transactions referred to in clause (f) of the definition of the term “Refinancing Transactions”. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X. Letters of Credit will be issued only for general corporate purposes of the Borrower and its Subsidiaries or, on the Acquisition Date, to backstop letters of credit issued for the account of the Acquired Company or any of its Subsidiaries that do not constitute Acquired Company Letters of Credit hereunder.

(b) The Borrower will not request any Borrowing or Letter of Credit, and the Borrower will not use, and will procure that its Subsidiaries and its or their respective directors, officers, employees and agents will not use, the proceeds of any Borrowing or any Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.10. Guarantee Requirement. Each of Parent and the Borrower will cause each Domestic Subsidiary that is or becomes a Material Subsidiary to satisfy the Guarantee Requirement no more than 30 days after the date of the determination, pursuant to the definition thereof, that such Subsidiary has become (or is deemed to be) a Material Subsidiary.

SECTION 5.11. Refinancing Transactions. Provided that the Acquisition Date shall have occurred on or prior to the Outside Date, each of Parent and the Borrower will, and will cause each of its Subsidiaries to, cause the transactions referred to in clause (f) of the definition of “Refinancing Transactions” to be completed within 60 days after the Acquisition Date (or such longer period as the Administrative Agent may reasonably agree to).

ARTICLE VI

Negative Covenants

Until the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each of Parent and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Subsidiary Indebtedness. The Borrower will not permit any Subsidiary of the Borrower to create, incur, assume or permit to exist any Indebtedness (including pursuant to any Guarantee of Indebtedness of Parent, the Borrower or any other Subsidiary), except:

(a) (i) Indebtedness existing on the Closing Date and set forth in Schedule 6.01, (ii) Indebtedness of the Acquired Company and its Subsidiaries existing on the Acquisition Date that is set forth in a supplement to Schedule 6.01 delivered pursuant to Section 9.02 (other than any Indebtedness referred to in the definition of “Refinancing Transactions”) and (iii) Permitted Refinancings of any of the foregoing;

(b) Indebtedness of any Subsidiary of the Borrower owing to the Borrower or any other Subsidiary of the Borrower;

(c) Guarantees by any Subsidiary of the Borrower of Indebtedness of any other Subsidiary of the Borrower; provided that the Indebtedness so Guaranteed is permitted by this Section;

(d) Indebtedness of any Subsidiary of the Borrower incurred to finance the acquisition, construction or improvement of any fixed or capital assets after the Closing Date, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; provided that (i) such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) and clause (e) below shall not exceed $150,000,000 at any time outstanding;

(e) Indebtedness of (i) any Person that becomes a Subsidiary after the Closing Date pursuant to a Permitted Acquisition to the extent that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) a Subsidiary to the extent that such Indebtedness is assumed in connection with a Permitted Acquisition made by such Subsidiary and is not created in contemplation of such Permitted Acquisition provided that the aggregate principal amount of Indebtedness permitted by this clause (e) and clause (d) above shall be subject to the limitations set forth in clause (ii) of the proviso at the end of clause (d) above;

(f) other Indebtedness of Subsidiaries of the Borrower in an aggregate principal amount at any time outstanding not exceeding $150,000,000;

(g) Guarantees by any Subsidiary of the Obligations;

(h) Guarantees by any Subsidiary of obligations in respect of Parent Debt Securities; provided that such Subsidiary shall have also Guaranteed the Obligations pursuant to the Guarantee Agreement;

(i) Indebtedness in respect of Securitization Transactions in an aggregate principal amount at any time outstanding not exceeding $250,000,000; and

(j) Indebtedness in respect of Guarantees by any Subsidiary Guarantor of loans to and equipment leases and inventory purchases of independent customers in the ordinary course of business consistent with past practices.

SECTION 6.02. Liens. (a) The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i) Liens created under the Loan Documents (if any);

(ii) Permitted Encumbrances;

(iii) (A) any Lien on any property or asset of the Borrower or any Subsidiary existing on the Closing Date and set forth in Schedule 6.02 and (B) any Lien on any property or asset of the Acquired Company or any of its

Subsidiaries existing on the Acquisition Date and set forth on a supplement to Schedule 6.02 delivered pursuant to Section 9.02; provided that, in each case, (x) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (y) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(iv) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary after the Closing Date or existing on any property or asset of any Person that becomes a Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary, (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof and (D) this clause (iv) shall not apply to liens on any property or asset of the Acquired Company or any Subsidiary thereof existing on the Acquisition Date;

(v) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary after the Closing Date; provided that (A) such security interests secure Indebtedness incurred to finance the acquisition, construction or improvement of such fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereto (and, in the case of any such Indebtedness of a Subsidiary of the Borrower, is Indebtedness permitted by Section 6.01), (B) such security interests and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost (including design, engineering, sales taxes, delivery, installation and other similar costs) of acquiring, constructing or improving such fixed or capital assets; and (D) such security interests shall not apply to any other property or assets (other than proceeds of the property and assets originally encumbered by such security interests) of the Borrower or any Subsidiary;

(vi) Liens on Equity Interests of a SPE Subsidiary or accounts receivable and related assets arising in connection with any Securitization Transaction permitted by clause (i) of Section 6.01;

(vii) Liens deemed to arise under Sale and Leaseback Transactions permitted by Section 6.07; and

(viii) other Liens securing Indebtedness or other monetary obligations of the Borrower or any Subsidiary (other than Liens on inventory); provided that the sum of all Indebtedness and other monetary obligations at any time outstanding secured by Liens permitted by this clause (vii), shall not at any time exceed $200,000,000.

(b) Parent will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it (other than Excluded Margin Stock), or assign or sell any income or revenues (including accounts receivable) or rights in respect thereof, except Permitted Encumbrances.

SECTION 6.03. Fundamental Changes. (a) Neither Parent nor the Borrower will, nor will they permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary (other than the Borrower) may merge into any other Subsidiary (other than the Borrower) in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary (other than the Borrower ) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (iv) the Merger Sub may merge with the Acquired Company to consummate the Acquisition, (v) any Subsidiary may merge with another entity to implement a Permitted Acquisition and (vi) any Subsidiary of the Borrower may merge with another entity to implement a sale or other disposition of such Subsidiary otherwise permitted by this Agreement, provided that, after giving effect thereto, such Subsidiary shall no longer be a Subsidiary; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Closing Date and businesses reasonably related or complementary thereto; provided that the Borrower, directly or indirectly through a SPE Subsidiary, may engage in Securitization Transactions permitted by clause (i) of Section 6.01.

(c) Parent will not engage in any business or activity other than the ownership of all the outstanding shares of capital stock of the Borrower and activities incidental thereto, including the conduct of stock repurchase programs, administering payrolls for executive officers and other activities incidental to its existence as a publicly-owned holding company. Parent will not own or acquire any assets (other than (i) shares of capital stock of the Borrower, (ii) investments in the Borrower in the form of intercompany loans and promissory notes evidencing such loans, provided that any such loans in an amount in excess of $5,000,000 shall be unsecured and subordinated to the Obligations on terms and conditions customary for the subordination of intercompany Indebtedness and reasonably satisfactory to the Administrative Agent, (iii) cash, (iv) promissory notes held pursuant to clause (g) of Section 6.04 and (v) and Permitted Investments) or incur any liabilities (other than liabilities under the Loan Documents, liabilities in respect of Parent Debt Securities, liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and permitted business and activities). Parent will not have any Subsidiaries, other than the Borrower and its Subsidiaries (including SPE Subsidiaries).

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) (i) investments existing on the Closing Date and set forth on Schedule 6.04 and (ii) investments existing on the Acquisition Date and set forth on a supplement to Section 6.04 delivered pursuant to Section 9.02;

(c) investments in the Equity Interests of their respective Subsidiaries;

(d) loans or advances made by the Borrower to any Subsidiary of the Borrower (or to Parent) and made by any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower;

(e) Guarantees by the Borrower and its Subsidiaries of obligations of the Borrower or any of its Subsidiaries; provided that any such Guarantees by Subsidiaries of the Borrower of obligations of the Borrower shall be limited to Guarantees of Indebtedness that are permitted by Section 6.01;

(f) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(g) promissory notes received from employees of Parent and its Subsidiaries evidencing loans made for the purpose of permitting such employees to purchase capital stock of Parent in an aggregate principal amount not exceeding $5,000,000 at any time outstanding;

(h) the Acquisition and Permitted Acquisitions;

(i) loans or advances to employees in the ordinary course of business; provided that the aggregate amount of all loans and advances permitted by this clause (i) shall not exceed $750,000 at any time outstanding;

(j) obligations of management to the Borrower in connection with split dollar life insurance policies; provided that the aggregate amount of all obligations permitted by this clause (j) shall not exceed $2,000,000 at any time outstanding;

(k) investments incurred in connection with Deferred Compensation Obligations;

(l) Guarantees by the Borrower or any of its Subsidiaries of obligations in respect of Parent Debt Securities; provided that any such Subsidiary shall have also Guaranteed the Obligations pursuant to the Guarantee Agreement and the Administrative Agent shall have received such evidence of authority and legal opinions in connection with such Guarantee of the Obligations as it shall reasonably request;

(m) investments by the Borrower or any of its Subsidiaries consisting of Equity Interests in less than 50% owned Persons or in joint ventures (that are not Subsidiaries) in an aggregate amount not exceeding $50,000,000 at any time outstanding;

(n) Securitization Transactions permitted by clause (i) of Section 6.01, including investments in any SPE Subsidiary, or issuances of evidences of Indebtedness or securities by any SPE Subsidiary, in connection with any such Securitization Transaction; and

(o) other investments in an aggregate amount not exceeding $150,000,000 at any time outstanding.

SECTION 6.05. Swap Agreements. Neither Parent nor the Borrower will, nor will they permit any Subsidiary to, enter into any Swap Agreement, unless such Swap Agreement is entered into by such Person in the ordinary course of business for the purpose of hedging or mitigating risks associated with actual exposure of such Person and such Swap Agreement is not for speculative purposes.

SECTION 6.06. Restrictive Agreements. Neither Parent nor the Borrower will, nor will they permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Parent, the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions (A) existing on the Closing Date identified on Schedule 6.06 or (B) existing on the Acquisition Date and identified on a supplement to Schedule 6.06 delivered pursuant to Section 9.02 (but, in the case of each of clauses (A) and (B), shall apply to any extension or renewal of, or any amendment or modification materially expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any asset or property pending such sale, provided such restrictions and conditions apply only to the Subsidiary, asset or property that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) the foregoing shall not apply to customary provisions in leases, licenses, or other contracts restricting subletting or the assignment thereof,

(vi) the foregoing shall not apply to restrictions and conditions in agreements pursuant to Securitization Transactions permitted by clause (i) of Section 6.01; provided that such restrictions and conditions apply solely to the applicable accounts receivable and related assets and any applicable SPE Subsidiary, (vii) clause (a) of the foregoing shall not prohibit customary “negative pledge” covenants in indentures or other agreements governing Parent Debt Securities that allow the incurrence of Liens so long as such Liens equally and ratably secure such debt securities, provided that, without limiting any other exceptions to such covenant, any such covenant shall not prohibit, restrict or impose any condition (including any condition that such debt securities be equally and ratably secured) upon the ability of Parent, the Borrower or any Subsidiary, other than a SPE Subsidiary, to create, incur or permit to exist any Lien upon inventory, accounts receivable or the proceeds therefrom and (viii) clause (b) of the foregoing shall not apply to (A) restrictions and conditions imposed by any agreement relating to Indebtedness of Foreign Subsidiaries permitted by this Agreement to the extent such restrictions and conditions imposed by such agreement relate to Indebtedness of the applicable Foreign Subsidiary and apply only to such Foreign Subsidiary, (B) applicable laws and regulations, judgments and orders and other legal requirements, agreements with non-U.S. governments with respect to assets or businesses located in their jurisdictions, or condemnation or eminent domain proceedings and (C) (1) customary restrictions imposed on the transfer of trademarked, copyrighted or patented materials or provisions in agreements relating to the foregoing that restrict the assignment of such agreements or any rights thereunder or (2) customary provisions restricting the assignment of contracts entered into in the ordinary course of business.

SECTION 6.07. Sale and Lease-Back Transactions. Neither Parent nor the Borrower will, nor will they permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”), except for (a) any such Sale and Leaseback Transaction involving the sale of fixed or capital assets (other than those acquired pursuant to a Permitted Acquisition) for cash consideration not less than the fair market value thereof that is consummated within 360 days after the date that such assets are acquired and (b) other Sale and Leaseback Transactions consummated after the Closing Date, provided that the aggregate fair market value of all assets subject to Sale and Leaseback Transactions pursuant to this clause (b) shall not exceed $200,000,000.

SECTION 6.08. Leverage Ratio. The Borrower will not permit the Leverage Ratio as of the last day of any period of four consecutive fiscal quarters to be in excess of 3.00 to 1.00; provided, however, that if the Acquisition has been consummated on or prior to the Outside Date, the Borrower will not permit the Leverage Ratio as of the last day of any four fiscal quarter period to be in excess of the ratio set forth in the table below opposite the period that includes such last day:

Period	Leverage Ratio
Acquisition Date through the last day of Parent’s fiscal year ending on or about December 31, 2014	3.75 to 1.00

From and including the first day through the last day of Parent’s fiscal year ending on or about December 31, 2015	3.50 to 1.00

From and including the first day through the last day of Parent’s fiscal year ending on or about December 31, 2016	3.25 to 1.00

On and after the first day of Parent’s fiscal year beginning on or about January 1, 2017	3.00 to 1.00

SECTION 6.09. Consolidated Coverage Ratio. The Borrower will not permit the Consolidated Coverage Ratio for any period of four consecutive fiscal quarters (commencing with the period ending on the last day of the first full fiscal quarter ended after the Closing Date) to be less than 2.25 to 1.00.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Parent, the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) Parent or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the existence of Parent or the Borrower) or 5.09 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) Parent, the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) subject to the last sentence of this Article VII, an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Parent, the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent, the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) subject to the last sentence of this Article VII, Parent, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent, the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) subject to the last sentence of this Article VII, Parent, the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 shall be rendered against Parent, the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor (and such action is not effectively stayed) to attach or levy upon any assets of Parent, the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that would reasonably be expected to result in a Material Adverse Effect; or

(m) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Notwithstanding the foregoing, the occurrence of an event described in clauses (h), (i) or (j) above affecting any Subsidiary or Subsidiaries shall not constitute an Event of Default if all Subsidiaries affected thereby are Insignificant Subsidiaries.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Parent, the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent, the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall not be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Parent, the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower (except that no consultation is required during an Event of Default), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring

Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Notwithstanding anything herein to the contrary, none of the Arrangers or any Person named on the cover page of this Agreement as a Syndication Agent or a Documentation Agent shall have any duties or obligations under any of the Loan Documents (except in its capacity, as applicable, as a Lender or an Issuing Bank) and will not be subject to liability thereunder to any of the Loan Parties for any reason.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to Parent or the Borrower, to Advance Stores Company, Incorporated at 5008 Airport Road, Roanoke, Virginia 24012, Attention of Office of the General Counsel (Telecopy No. (540) 561-1448);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road 3/Ops 2, Newark, DE 19713, Attention of Pranay Tyagi (Telephone No. (302) 634-4403; Facsimile (302) 634-8459); E-Mail pranay.tyagi@jpmorgan.com), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, 24th Floor, New York 10017, Attention of Sarah Freedman (Telephone No. (212) 622-6603; Telecopy No. (917) 456-3358);

(iii) if to JPMorgan Chase Bank, N.A., as Issuing Bank, to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road 3/Ops 2, Newark, DE 19713, Attention of Pranay Tyagi (Telephone No. (302) 634-4403; Facsimile (302) 634-8459); E-Mail pranay.tyagi@jpmorgan.com);

(iv) if to the Swingline Lender, to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road 3/Ops 2, Newark, DE 19713, Attention of Pranay Tyagi (Telephone No. (302) 634-4403; Facsimile (302) 634-8459); E-Mail pranay.tyagi@jpmorgan.com); and

(v) if to any other Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as necessary in order to effect an increase in the Revolving Commitments in accordance with Section 2.20, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Parent, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than a waiver of post-default additional interest as specified in Section 2.13(c)), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees or other amounts payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or “Majority in Interest” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of a Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class), (vi) release Parent from its Guarantee under the Guarantee Agreement, or limit its liability in respect of such Guarantee, without the written consent of each Lender or (vii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights of Lenders of either Class differently than those of the other Class, without the written consent of Lenders representing a Majority in Interest of the affected Class; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Parent, the Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Banks and the Swingline Lender) if (i) by the terms of such agreement the Revolving Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in connection with the satisfaction of the Guarantee Requirement as it relates to the Acquired Company and its subsidiaries and as may otherwise be necessary in connection with the Acquisition, the Borrower shall be permitted to supplement the Schedules as provided in Sections 3.06, 6.01, 6.02, 6.04 and 6.06 on or prior to the Acquisition Date to include or correct items relating to the Acquired Company and its Subsidiaries, provided that any such items (i) are of the type required by the Acquisition Agreement to be disclosed on the Acquisition Agreement Disclosure Schedules or are subject to restrictions included in the Acquisition Agreement and (ii) shall have been disclosed in corresponding sections of the Acquisition Agreement Disclosure Schedules or shall have been expressly permitted to be incurred by the Acquired Company and its Subsidiaries during the period from October 15, 2013 until the Acquisition Date in accordance with the Acquisition Agreement, in each case unless otherwise agreed to by the Administrative Agent.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by Parent, the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Parent, the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by the Borrower, any other Loan Party or a third party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures, Term Loans and unused Revolving Commitments and Term Commitments at the time.

(d) To the extent permitted by applicable law, neither Parent nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default referred to in clause (a), (b), (h), (i) or (j) of Article VII has occurred and is continuing, any other assignee, other than in each case, a Defaulting Lender or an Affiliate of a Defaulting Lender; provided further that the Borrower shall be deemed to have consented to any such assignment and delegation unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof;

(B) the Administrative Agent; and

(C) In the case of an assignment of a Revolving Commitment, each Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate or Approved Fund of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of either Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (1) $1,000,000 in the case of Term Commitments and Term Loans and (2) $5,000,000 in the case of Revolving Commitments and Revolving Loans, unless each of the Borrower and the Administrative Agent otherwise consents, provided that no such consent of the Borrower shall be required if an Event of Default referred to in clause (a), (b), (h), (i) or (j) of Article VII has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment and delegation of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(i) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(ii) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iii) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(f) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the applicable Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any State thereof. In addition, notwithstanding anything to the contrary in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. As this Section 9.04(e) applies to any particular SPV, this Section may not be amended without the written consent of such SPV.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under the commitment letter in respect of the credit facilities set forth herein and any related commitment advices submitted by the Lenders (but do not supersede any other provisions of such commitment letter or any related fee letters that do not, by the terms of such documents, terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). Except as provided in Sections 4.01, 4.02 and 4.03, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York; provided that (A) the interpretation of the definition of “Acquired Company Material Adverse Effect” (and whether an Acquired Company Material Adverse Effect has occurred), (B) the determination of the accuracy of the Specified Acquired Company Representations and whether as a result of the inaccuracy thereof Parent, the Borrower and Merger Sub have the right not to consummate the Acquisition or to terminate their respective obligations under the Acquisition Agreement (taking into account all applicable cure periods under the Acquisition Agreement) and (C) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be governed by and construed in accordance with the laws of Delaware, regardless of the laws that might otherwise govern under the applicable principles of conflicts of laws.

(b) Each of Parent and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the

Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Parent, the Borrower or its properties in the courts of any jurisdiction.

(c) Each of Parent and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower.

For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA PATRIOT Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.15. Notices under Existing Credit Agreement. Each Lender party hereto, that is also a party to the Existing Credit Agreement, hereby consents and agrees that no prior notice shall be required under the Existing Credit Agreement with respect to the termination of commitments under the Existing Credit Agreement or prepayment of loans thereunder; provided that notice thereof is given on the Effective Date.

SECTION 9.16. No Fiduciary Relationship. Each of Parent and the Borrower, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Parent, the Borrower, the other Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ADVANCE AUTO PARTS, INC.,

by	/s/
	Name:	Michael A. Norona
	Title:	Chief Financial Officer

ADVANCE STORES COMPANY, INCORPORATED,

by	/s/
	Name:	Michael A. Norona
	Title:	Chief Financial Officer

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, Issuing Bank and Swingline Lender,

by	/s/
	Name:	Sarah L. Freedman
	Title:	Executive Director

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF DECEMBER 5, 2013, AMONG ADVANCE AUTO PARTS, INC., ADVANCE STORES COMPANY, INCORPORATED, THE LENDERS PARTY HERETO AND JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT

By:
Name:
Title: